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                                WHITE & CASE LLP
                         LIMITED LIABILITY PARTNERSHIP
                          1155 Avenue of the Americas
                         New York, New York 10036-2787
                          TELEPHONE: (1-212) 819-8200
                          FACSIMILE: (1-212) 354-8113


December 7, 2000



Board of Directors of Amerada Hess Corporation

re: Cash and Share Offer for Shares of LASMO plc



Dear Sirs:

     We have acted as United States counsel to Amerada Hess Corporation ("Amerada Hess"), a corporation organized under the laws of Delaware, in connection with their offer to acquire all of the issued and outstanding share capital of LASMO plc, a corporation organized under the laws of England (the "Offer"). At your request, we are rendering our opinion concerning the principal United States federal income tax consequences of the Offer. In connection therewith, we reviewed copies of the Registration Statement (as defined below).

     This opinion letter is based on the Internal Revenue Code of 1986, as amended, the Treasury Regulations issued thereunder and administrative and judicial interpretations thereof, in each case, as in effect and available on the date hereof. We assume that the obligations contained in the operative documents for the Offer described in the Offer Document forming a part of the Registration Statement to which this opinion is filed as an exhibit (the "Registration Statement") will be performed in accordance with the terms described therein.

     Based on the foregoing and subject to the assumptions, qualifications and limitations contained therein, we hereby confirm our opinion contained in the Offer Document under the caption "United States Federal Income Taxation."

     We have not considered and render no opinion on any aspect of law other than as expressly set forth above.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to us under the caption "United States Federal Income Taxation" in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.



                                           Very truly yours,

                                           /s/ White & Case LLP